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                                                                    EXHIBIT 6.20

                                PROMISSORY NOTE

$82,500.00                                                   As of May 1st, 2000




     FOR VALUE RECEIVED, Nurescell, Inc., a Nevada corporation, promises to pay to Glenn A. Cramer, as Trustee of the Glenn A. Cramer Separate Property Trust dated September 1, 1987 (the "Holder") or its order at 3134 Bel Air Drive, Las Vegas, Nevada 89109, or at such other place as the Holder may in writing designate, the principal sum of Eighty-Two Thousand and Five Hundred Dollars ($82,500.00), together with interest on the principal amount from time to time outstanding (computed on the basis of a 360 day year) at an annual rate equal to ten percent (10%) per annum, payable semiannually commencing on May 1st, 2000. Notwithstanding anything to the contrary contained herein, the interest rate shall at no time exceed the maximum interest rate permitted under applicable usury laws. If the interest rate at any time is determined to exceed such maximum rate, then the interest rate to be applied herein shall be the maximum interest rate permitted by such applicable usury laws.

     The entire principal amount outstanding under this Note, together with all accrued but unpaid interest shall be due and payable on April 30th, 2002.

     Principal and interest are payable in lawful money of the United States. Each payment shall be credited first to accrued and unpaid interest, if any, and the remainder on principal. The undersigned shall have the privilege of paying all or any portion of the principal amount outstanding hereunder without penalty at any time. Upon each payment of principal or interest by the undersigned, the Holder shall make a notation of such payment on this Note.

     Upon the occurrence of any of the following events ("Events of Default"):

          a. The failure of the undersigned to pay any principal or interest due under this Note on the date such amounts are required to be paid and such failure shall continue for five (5) days after the date such payment was due;

          b. The undersigned becomes insolvent as defined in the Federal Bankruptcy Code, admits in writing its insolvency or its present or prospective inability to pay its debts generally as they become due, makes or proposes to make an assignment for the benefit of creditors or commences or proposes to commence any bankruptcy or insolvency proceeding;

then, and in any such event, Holder may declare, by notice of default given to the undersigned, the entire amount of principal and accrued but unpaid interest under this Note to be due and payable, whereupon the entire principal amount of this Note outstanding shall become due and payable without presentment, demand, protest


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and notice of any kind or of dishonor, all of which are hereby expressly waived. The Holder may waive any one or more of such Events of Default but no delay or omission on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver of any right or remedy hereunder or of any other right or remedy available at law or in equity. A waiver on one occasion shall not be construed as a bar to or waive of any such right or remedy on any future occasion.

     If an Event of Default shall occur hereunder, the undersigned shall pay all costs and expenses, including attorney's fees, incurred by the Holder in collecting or attempting to collect amounts due under this Note or otherwise in enforcing Holder's rights hereunder. The right to plead any and all statutes of limitation as a defense to a demand hereunder is hereby waived to the fullest extent permitted by law. None of the provisions hereof and none of Holder's rights or remedies on account of any past or future default shall be deemed to have been waived by Holder's acceptance of any past due payment or by an indulgence granted by Holder to the undersigned. The undersigned, for itself and its successors and assigns, waives presentment, demand, protest and notice thereof of dishonor and diligence in collecting or bringing suit. It is hereby agreed that time is of the essence of this Note.

     Any notice to the undersigned required under this Note shall be in writing and shall be delivered in person, by reputable overnight courier or by registered or certified mail, postage prepaid with return receipt requested, to the undersigned at its registered office in the state of Nevada, or such other address as the undersigned may have furnished the Holder in writing.

This Note is executed and delivered this 28th day of April, 2000, and is effective as of the date first written above. This Note shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to choice of the law principles.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered as of the day and year first above written.


                                       NURESCELL INC.
                                       A Nevada Corporation


                                       By:  /s/ ADRIAN A. JOSEPH
                                          --------------------------
                                            Adrian A. Joseph
                                            CEO